UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 1, 2009

WESTERN REFINING, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32721 (Commission File Number)	20-3472415 (IRS Employer Identification Number)

123 W. Mills Ave., Suite 200 El Paso, Texas 79901 (Address of principal executive offices)

(915) 534-1400 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01                      Regulation FD Disclosure.

In connection with Western Refining, Inc.’s (the “Company”) concurrent common stock and convertible senior notes offerings, the Company is providing the following information with respect to its expected results for the second quarter of 2009.  This information also appears in the prospectus supplements relating to the common stock and convertible senior notes offerings.

The Company’s throughput volumes to date in the second quarter of 2009 have been consistent with the volumes it experienced in the first quarter of this year.  However, the Company has begun maintenance on one of its crude units at its El Paso refinery, which has required a shutdown of a portion of the refinery and will decrease the Company’s throughput volumes at that refinery in late May and early June.  In addition, the Company is experiencing lower margins in the current quarter as compared to the first quarter of this year (as well as compared to the second quarter of 2008).  As a result of these factors, the Company anticipates that its operating income for the three months ended June 30, 2009, will likely range from $5 to $25 million, depreciation and amortization is estimated to be approximately $33 million and maintenance turnaround expense is estimated to be approximately $5 million.  No assurances can be given, however, that the Company’s actual operating income, depreciation and amortization and maintenance turnaround expense for the three months ended June 30, 2009, will not differ from these projected amounts.  These projected amounts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These projected amounts may or may not be realized, and they may be based upon judgments or assumptions that prove incorrect, including the Company’s expectation for realized margins during the three months ended June 30, 2009.  The Company’s actual operating income, depreciation and amortization and maintenance turnaround expense for this quarter may vary significantly from these amounts based on changes in crack spreads (which have been very volatile), unplanned downtime which could decrease the throughput volumes at its refineries and other unexpected issues in its business and operations.

The information contained under Item 7.01 in this Current Report on Form 8-K is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information contained under Item 7.01 in this Current Report on Form 8-K shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in any such filing.

Item 8.01                      Other Events.

On June 1, 2009 the Company issued a press release announcing that it has commenced a public offering of approximately 14,000,000 shares of common stock.  The Company also announced that it has concurrently commenced a public offering of approximately $100 million in aggregate principal amount of its senior convertible notes due 2014.  This press release is filed as Exhibit 99.1 hereto.

Additionally, the Company separately issued a press release announcing the offering of approximately $600 million in aggregate principal amount of senior secured notes due 2017 through a private placement.  This press release is filed as Exhibit 99.2 hereto.

The senior secured notes have not been and will not be registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the U.S. Securities Act of 1933, as amended.  This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any security.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description
Exhibit 99.1	Press release dated June 1, 2009, titled “Western Refining Announces Concurrent Common Stock and Convertible Senior Notes Offerings.”
Exhibit 99.2	Press release dated June 1, 2009, titled “Western Refining Announces Offering of Senior Secured Notes.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN REFINING, INC.

By: /s/ Lowry Barfield
Name:  Lowry Barfield
Title:   Senior Vice President –
            Legal, General Counsel and Secretary

Dated: June 1, 2009